Exhibit 10.2

2006 RESTRICTED STOCK UNIT KEY TERMS & CONDITIONS

Term or Concept	Explanation

Company	DIRECTV Group and its Subsidiaries

Eligibility	Senior managers and above

Award Date	February 7, 2006

Awards	Denominated in DIRECTV Restricted Stock Units (RSUs or Units); upon vesting, distributed in DIRECTV (DTV) shares

Performance Period	3-year performance period (January 1, 2006 – December 31, 2008)

Vesting	•	Vesting refers to the time when you are eligible to receive your shares.

	•	The number of vested shares depends on how we perform against the company performance measures over the three-year performance period (from 0% to 100%).

	•	Once your shares are vested, they will be distributed to you (minus applicable tax withholding) and then are yours to sell or hold as your wish.

Adjustment Factor	•

This factor is the percentage (0% to 100%) of your RSU grant at the end of the 3—year performance period used to determine your vested shares based on the Company’s performance to the Performance Measures listed below.

Performance Measures	•	Net Annual Subscriber Growth

	•	Average Annual Churn

	•	Average Annual ARPU (Average Revenue Per User) Growth

	•	Average Annual SAC (Subscriber Acquisition Cost)

	•	Margin Improvement Over Three Years

Vesting Determination	•

Each year, the Company will determine the year’s performance based on the performance measures, other than margin improvement, which will be determined at the end of the Performance Period. The Vesting Date is the end of the Performance Period, December 31, 2008.

•

As soon as practicable after the Vesting Date, the Company determines the three years’ performance for each performance measure, adding the five performance measures and dividing by 5.  The resulting amount is the Adjustment Factor, but it cannot be greater than 100%. The Company will multiply the Adjustment Factor by the total number of RSUs to determine the number of vested units.

Share Distribution	Upon vesting, the shares will be directly deposited into an account in your name at the company’s stock plan administrator, Morgan Stanley. Account statements will be distributed shortly thereafter.

Term or Concept	Explanation

Taxation	• Your award becomes taxable at the time of vesting, which is when you’ll receive your shares of DTV stock if the performance goals are met.

•

The applicable withholding taxes are due upon vesting, whether or not you sell your shares. The company will withhold shares of stock to satisfy the applicable tax withholdings, so you will receive shares net taxes.

• Please consult with your personal tax or financial advisor for more information regarding the tax consequences of your award.

Continued Employment	•

Except as otherwise provided in the “Impact of Termination” section below, your continued employment or service through the Vesting Date is required as a condition to the vesting of your Award and the rights and benefits under the Plan. Partial employment or service, even if substantial, during the Performance Period will not entitle any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided below or under the Plan.

Impact of Termination	If you should leave the company for any reason within the first calendar year of the Performance Period, your Award is forfeited.

• Resignation or Termination for Cause	If you resign from the company or are terminated for cause at any time, you forfeit all unvested awards.

• Termination Without Cause (e.g., Layoff)	•

You are eligible for a pro—rated award based on the number of full calendar years of service completed during the Performance Period and on Plan performance assessed at the end of the Performance Period.

• Retirement

• Long-Term Disability or Death	• Any vested shares will be distributed as soon as practicable in the year following the end of the Performance Period.

Impact of Leave of Absence	•

Absence from work caused by military service, authorized sick leave or other leave approved by the Company or the Committee shall not be considered a termination of employment by the Company only if reemployment upon the expiration of such leave is required by contract or law, or such leave is for a period of not more than 90 days.

• The Company reserves the right to adjust the grant amounts for employees on leave in excess of 90 days.